Exhibit 99.1

OriginClear’s Water On Demand and Fortune Rise Acquisition Corporation Announce Business Combination to Create Nasdaq-Listed Company

Business combination expected to close in Q2 2024.

Metuchen, NJ and Clearwater, FL – October 24, 2023 – Fortune Rise Acquisition Corporation (Nasdaq: FRLA) and OriginClear Inc. (OTC Other: OCLN), the Clean Water Innovation Hub™, today announced that FRLA and Water On Demand Inc. (WOD), a subsidiary of OriginClear, Inc., have entered into a definitive business combination agreement (the "BCA").

The transaction represents a pro forma equity valuation of approximately $72 million of the Combined Company, assuming no further redemptions of FRLA public shares by FRLA's public shareholders. The estimated cash proceeds available to the Combined Company from the transaction consists of FRLA's $39,635,883 of cash held in trust, assuming no further redemptions of FRLA public shares.

The proceeds will be used to develop the Water On Demand water-as-a-service network, grow the Modular Water and Progressive Water business units, and carry out an aggressive acquisition program, which is expected to accelerate the existing growth. A number of assumptions have been made as to purchase multiples, net growth, synergies and other factors, and there are no guarantees that the Combined Company will succeed in the acquisitions and subsequent integrations of the acquired entities. The acquisitions will prioritize network management software, management and engineering staffing, and vertical integration through acquisition of component fabricators.

Upon closing of the transactions contemplated under the BCA, and assuming none of FRLA's public shareholders elect to redeem their shares of common stock and no additional shares of common stock are issued, it is anticipated that FRLA's public shareholders would retain an ownership interest of approximately 46% of the Combined Company, the sponsors, officers, directors and other holders of FRLA founder shares and private shares will retain an ownership interest of approximately 18% of the Combined Company, and the WOD stockholders will own approximately 36% of the Combined Company, based on its agreed acquisition valuation of $32 million, an approximate 3.2x multiple of its 2022 revenue. The existing stockholders of WOD are expected to roll 100% of their equity into the Combined Company.

The board of directors of each of FRLA and WOD unanimously approved the transaction, which is expected to be completed in the second quarter of 2024, subject to, among other things, the approval by the shareholders of FRLA and WOD, satisfaction of the conditions stated in the definitive agreement and other customary closing conditions, including a registration statement being declared effective by the SEC, and approval by The Nasdaq Stock Market to list the securities of the Combined Company.

About Fortune Rise Acquisition Corporation

FRLA is a blank check company incorporated in February 2021 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

FRLA is a "shell company" as defined under the Securities Exchange Act of 1934, as amended, because it has no operations and nominal assets consisting almost entirely of cash. FRLA will not generate any operating revenues until after the completion of its initial business combination, at the earliest. To date, FRLA’s efforts have been limited to organizational activities and activities related to its initial public offering as well as the search for a prospective business combination target.

Advisors

EF Hutton, a division of Benchmark Investments, LLC is acting as Capital Markets Advisor in the transaction.

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About Water On Demand, Inc.

Once a government monopoly, the business of treating and reusing sewage water is going private. Local industries and communities are now treating-in-place, helping to reduce the burden on municipal systems and save on fast-rising water rates while also responding to the challenge of climate change. That’s good for business and good for sustainability. Now, the innovative fintech, Water On Demand™, is enabling clean water to become an investable asset, open to main street investors, with the potential for generational royalties. OriginClear has consolidated under Water on Demand, its Modular Water Systems, the downsized technology that businesses need for on-site water treatment and recycling, and Progressive Water Treatment, a 25-year veteran engineered solutions subsidiary based in McKinney, Texas, with its Water on Demand business. This combination adds technology and the ability to execute on larger and more prestigious installations. “OriginClear has retained a controlling percentage of the new combined company,” said Riggs Eckelberry, OriginClear CEO. “Our longtime shareholders can confidently expect that the parent company will continue to benefit greatly from any positive outcomes of this new, consolidated company.”

About OriginClear

OriginClear® is the Clean Water Innovation Hub™, dedicated to launching new ventures such as Water On Demand™ and Modular Water Systems™ – a leader in onsite, prefabricated systems made with sophisticated materials that can last decades. Another OriginClear subsidiary acquired in 2015, Progressive Water Treatment, helped achieve a company-wide increase of 250% in revenues from 2021 to 2022, and has now merged with Water On Demand and Modular Water Systems in a combination known as Water On Demand Inc., intended to create better enterprise value for a potential merger. Get live weekly updates every Thursday by signing up at www.originclear.com/ceo.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

For additional information on the proposed transaction, see FRLA’s Current Report on Form 8-K, which will be filed concurrently with this press release. In connection with the proposed transaction, the parties intend to file relevant materials with the Securities and Exchange Commission, including a registration statement on Form S-4 to be filed by FRLA with the SEC, which will include a proxy statement/prospectus of FRLA, and will file other documents regarding the proposed transaction with the SEC. FRLA’s shareholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed business combination, as these materials will contain important information about WOD, FRLA and the proposed business combination. Promptly after the Form S-4 is declared effective by the SEC, FRLA will mail the definitive proxy statement/prospectus and a proxy card to each shareholder entitled to vote at the meeting relating to the approval of the business combination and other proposals set forth in the proxy statement/prospectus. Before making any voting or investment decision, investors and stockholders of FRLA are urged to carefully read the entire registration statement and proxy statement/prospectus, when they become available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by FRLA with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov, or by directing a request to Fortune Rise Acquisition Corporation, 13575 58th Street North, Suite 200, Clearwater, Florida 33760, Attention: Secretary or to fracrich@yahoo.com.

Participants in the Solicitation

WOD, FRLA and their respective directors and executive officers may be deemed participants in the solicitation of proxies from its shareholders with respect to the business combination. A list of the names of those directors and executive officers and a description of their interests in FRLA will be included in the proxy statement/prospectus for the proposed business combination when available at www.sec.gov. Information about FRLA’s directors and executive officers and their ownership of FRLA common stock will be included in the proxy statement/prospectus pertaining to the proposed business combination when it becomes available. These documents can be obtained free of charge from the source indicated above.

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FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding WOD’s industry and market sizes, future opportunities for WOD and FRLA, WOD’s estimated future results and the proposed business combination between FRLA and WOD, including the implied enterprise value, the expected transaction and ownership structure and the likelihood, timing and ability of the parties to successfully consummate the proposed transaction. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in FRLA’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: inability to meet the closing conditions to the business combination, including the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; the inability to complete the transactions contemplated by the definitive agreement due to the failure to obtain approval of FRLA’s shareholders or WOD’s shareholders, or the failure to meet The Nasdaq Stock Market’s initial listing standards in connection with the consummation of the contemplated transactions; costs related to the transactions contemplated by the definitive agreement; a delay or failure to realize the expected benefits from the proposed transaction; risks related to disruption of management’s time from ongoing business operations due to the proposed transaction; changes in the markets in which WOD competes, including with respect to its competitive landscape, technology evolution or regulatory changes; changes in domestic and global general economic conditions, risk that WOD may not be able to execute its growth strategies, including identifying and executing acquisitions; risk that WOD may not be able to develop and maintain effective internal controls; and other risks and uncertainties indicated in FRLA’s final prospectus, dated November 2, 2021, for its initial public offering, and the proxy statement/prospectus relating to the proposed business combination, including those under “Risk Factors” therein, and in FRLA’s other filings with the SEC. FRLA and WOD caution that the foregoing list of factors is not exclusive.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about FRLA and WOD or the date of such information in the case of information from persons other than FRLA or WOD, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding WOD’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent, or authorization with respect to any securities or in respect of the proposed business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

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Media Contact
The Pontes Group
Lais Pontes Greene (954) 960-6083
lais@thepontesgroup.com
www.thepontesgroup.com

Investor Relations and Press Contact:
Devin Angus
Toll-free: 877-999-OOIL (6645) Ext. 3
International: +1-323-939-6645 Ext. 3
Fax: 323-315-2301
ir@OriginClear.com
www.OriginClear.com

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